Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

LICENSE AGREEMENT

This License Agreement (“Agreement”), made as of 16 February 2024 (“Effective Date”), is by and among Fusion Pharmaceuticals Inc having an address at 270 Longwood Road South Hamilton, Ontario, Canada L8P 0A6 (“Fusion”) and Universität Heidelberg having an address at Grabengasse 1, 69117, Heidelberg, Germany (“UH”) and Euratom represented by the European Commission, Joint Research Centre (“EURATOM”), having an address at B-1049, Brussels, Belgium (“Euratom”). EURATOM, Fusion, and UH are each referred to individually as a “Party” and together as the “Parties.” UH and EURATOM, co-owner of the Licensed patents, are together referred to as “Licensors” or “Licensor” as applicable.

RECITALS

WHEREAS, UH and EURATOM invented a method for treating PSMA expressing cancers, which determines the effective amount of one or more Ac-225-radiopharmaceuticals to be administered to patients;

WHEREAS, UH owns, jointly with EURATOM represented by the European Commission, certain patents relating to an invention titled “Treatment of PMSA expressing cancers” (the “Invention”), corresponding to (i) International Application No. PCT/EP2016/081313, including all national stage entries thereof including United States Patent No. 10,980,901 B2 (the “’901 Patent”) and German utility model DE 21 2016 000 299 U1, (ii) US and international patent applications that claim priority thereto, and continuing applications thereof including any direct or indirect continuations, substitutions, divisionals and continuations-in-part (but only to the extent the claims thereof are enabled by disclosure of the parent application) and continued prosecution applications, (iii) the resulting claims of any patents of addition, restorations, supplementary protection certificates, patents resulting from post-grant proceedings, reissues, reexaminations and extensions, in each case of the claims of any patent specified in (i) or (ii), (iv) all foreign equivalents thereof or of any of the foregoing in (i) through (iii), and (v) any substitutions, counterparts and/or renewals of any of the foregoing (i) through (iv), (collectively, the “Licensed Patents”);

WHEREAS, UH and EURATOM are parties to a Co-ownership Agreement (“COA”) executed on 26.06.2017 pursuant to which UH has the exclusive and irrevocable right to exploit the Invention and the Licensed Patents, including the right to license the Invention to third parties or otherwise the right to allow third parties to use it;

WHEREAS, on February 13, 2023, Fusion filed a Petition at the U.S. Patent Trademark Office (“USPTO”) before the Patent Trial and Appeal Board (“PTAB”) requesting an inter partes review (“IPR2023-00551”) of claims 1, 2, and 4–13 of U.S. Patent No. 10,980,901 B2;

WHEREAS on August 15, 2023, the PTAB decided to institute an inter partes review of claims 1, 2, and 4–13 of the ’901 Patent;

WHEREAS, Fusion and Licensors would like to jointly request termination of IPR2023-00551 and once authorized will file a motion to terminate and the Parties’ agreements under 35 U.S.C. 317 on the same date or at the latest 1 working day after this Agreement will be executed;

WHEREAS Fusion wishes to obtain from Licensors and Licensors wish to grant Fusion certain exclusive and non-exclusive rights under the Licensed Patents as defined below; and

WHEREAS, EURATOM must consent to signing any license agreement, including this Agreement, in accordance with the COA and applicable German law.

NOW THEREFORE, the Parties hereby agree as follows:

1.

Definitions. Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized will have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1

“Accounting Standards” means, with respect to Fusion or its Affiliate or Sublicensee, GAAP or IFRS (each as defined below), in each case, as generally and consistently applied throughout such entity’s organization. Fusion shall promptly notify UH in the event that Fusion changes its Accounting Standards pursuant to which its records are maintained, it being understood that Fusion may only use internationally recognized accounting principles (e.g. IFRS, GAAP, etc.).

1.2	“Action” has the meaning set forth in Section 6.2b).

1.3

“Affiliate” means, with respect to a Party, any other entity or person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” or “controlled” means, direct or indirect, (a) ownership of fifty percent (50%) or more of the voting securities for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement whereby the entity or person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.4	“Agreement” has the meaning set forth in Preamble of this Agreement.

1.5

“Applicable Law” means any applicable federal, state, local or foreign law (including common law), statute or ordinance, or any rule, regulation, judgment, order, writ or decree of or from any court, or other requirement of a Regulatory Authority having jurisdiction over or related to the subject item that may be in effect from time to time.

1.6	“Auditor” shall have the meaning set forth in Section 4.6.

1.7	“Business Day” means a day other than Saturday or Sunday on which banking institutions in Boston, MA, United States and Heidelberg, Germany, are open for business.

1.8

“Calendar Year” means a period of twelve (12) consecutive calendar months ending on December 31, or any partial period thereof immediately following the Effective Date or immediately prior to the termination or expiration of this Agreement.

1.9

“Claims” means all Third Party demands, claims, actions, and proceedings (whether criminal or civil, in contract, tort or otherwise) for any liability, losses, damages, reasonable legal fees and expenses and other reasonable expenses of any nature whatsoever (collectively, “Losses”).

1.10	“COA” has the meaning set forth in the Recitals to this Agreement.

1.11

“Combination Product” shall mean a Royalty-Bearing Product that is sold in combination with one or more other products which are not Royalty-Bearing Products for a single invoice price (no matter the form, including as a fixed dose combination or co-packaged product offering).

1.12

“Commercialize” means, with respect to a Product or a Non-Exclusive Product, to market, promote, distribute, import, exploit, offer to sell or sell such Product or Non-Exclusive Product, including to manufacture for commercial sale, as well as to conduct all associated post-launch regulatory activities and medical affairs, and “Commercialization” means activities to Commercialize a Product or Non-Exclusive Product.

1.13

“Commercially Reasonable Efforts” means (a) with respect to the efforts and resources to be expended, or considerations to be undertaken by Fusion with respect to any objective, activity, or decision to be undertaken hereunder with respect to the research, development or commercialization the reasonable efforts and resources to accomplish such objective, activity or decision that would be comparable with the efforts and resources that Fusion or a similarly situated biopharmaceutical company would normally use in the exercise of its reasonable business discretion to accomplish a similar objective and (b) with respect to each Licensor’s obligations or tasks, the level of efforts and resources commonly used by such Licensors or similarly situated public research institute for performing such activities.

1.14

“Confidential Information” means all Know-How and other proprietary information and data of a financial, commercial or technical nature which the disclosing Party or any of its Affiliates (the “Disclosing Party”) has supplied or otherwise made available to another Party or any of its Affiliates (the “Recipient Party”), whether made available orally, in writing or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement, in the course of negotiations for this Agreement or during the Term.

1.15

“Cover,” “Covered” or “Covering” means, with respect to a given product, technology, process, method, or mode of administration that a Valid Claim would, absent a license thereunder or ownership thereof, be infringed by the manufacture, use, offer for sale, sale, or importation of such product, technology, process, method, or mode of administration.

1.16	“Defense/Enforcement” has the meaning set forth in Section 6.2a).

1.17

“Develop” or “Development” means, with respect to a Product or Non-Exclusive Product, the conduct of any and all drug development activities, including manufacture of such Product or Non-Exclusive Product for pre-clinical or clinical studies, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of Regulatory Filings as necessary to obtain Regulatory Approval for such Product or Non-Exclusive Product.

1.18	“Effective Date” has the meaning set forth in the Preamble of this Agreement.

1.19	“EMA” means the European Medicines Agency, or any successor entity thereto.

1.20	“EU” has the meaning set forth in Section 5.3.

1.21	“EURATOM” has the meaning set forth in the Preamble of this Agreement.

1.22	“EURATOM Indemnitees” has the meaning set forth in Section 11.2.

1.23	“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.24	“Field” means all purposes, uses and indication, including the treatment of PSMA expressing cancers in humans and animals.

1.25

“First Commercial Sale” means, with respect to a given Royalty-Bearing Product in a given country within the Territory, the first sale by Fusion or its Affiliates or Sublicensees to a Third Party for commercial use in the Field in that country, after obtaining all of the applicable Regulatory Approvals; provided that the following shall not constitute a First Commercial Sale: (a) any sale, transfer or disposition of a Royalty-Bearing Product at no more than a de minimis charge for academic research, preclinical, clinical, or regulatory purposes; (b) any sale, transfer or disposition of a Royalty-Bearing Product in connection with any patient assistance programs or for a bona fide charitable purpose, including compassionate use or “named patient sales” or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry or which is reasonably proportional to the market for such Royalty-Bearing Product); or (c) any sale, transfer or disposition of a Royalty-Bearing Product for use in clinical trials, pre-clinical studies or other research or Development activities.

1.26	“Fusion” has the meaning set forth in the Preamble of this Agreement.

1.27	“Fusion Indemnitees” has the meaning set forth in Section 11.1.

1.28	“GAAP” shall mean generally accepted accounting principles in the United States.

1.29	“IFRS” means the International Financial Reporting Standards.

1.30

“IND” shall mean an Investigational New Drug Application (as described in 21 C.F.R. § 312) that is filed with the FDA to initiate the conduct of human clinical trials with a drug/biologic (or an equivalent filing in a jurisdiction outside of the United States filed with an applicable Regulatory Authority).

1.31	“Indemnified Party” has the meaning set forth in Section 11.3.

1.32	“Indemnifying Party” has the meaning set forth in Section 11.3.

1.33	“Invention” has the meaning set forth in the Recitals to this Agreement.

1.34	“IPR2023-00551” has the meaning set forth in the Recitals to this Agreement.

1.35

“Know-How” means, collectively, all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

1.36	“Licensed Patents” has the meaning set forth in the Recitals.

1.37	“Licensor” has the meaning set forth in the Preamble of this Agreement.

1.38	“Licensors Indemnitees” has the meaning set forth in the Section 11.2.

1.39

“MAA” means an application for the authorization to market a Product or Non-Exclusive Product in any country or group of countries outside the United States, as defined in the Applicable Laws and regulations and filed with the Regulatory Authority of a given country or group of countries.

1.40

“Manufacture” or “Manufactured” means, with respect to a compound or product, activities directed to the sourcing and purchasing of materials, producing, manufacturing, processing, compounding, filling, finishing, packing, packaging, labeling, leafleting, quality assurance, quality control testing and release, shipping, storage, and sample retention of such compound or product.

1.41

“NDA” means a New Drug Application, as defined in the United States Federal Food, Drug, and Cosmetic Act, as amended and regulations promulgated thereunder, or any successor application or procedure to market a Product or Non-Exclusive Product.

1.42

“Net Sales” means, with respect to a particular Royalty-Bearing Product, the net sales invoiced by Fusion or any of its Affiliates or Sublicensees (each, an “Invoicing Entity”), excluding distributors and wholesalers, for Royalty-Bearing Product sold to Third Parties, other than Sublicensees, as determined in accordance with the Invoicing Entity’s Accounting Standards as consistently applied, less the following.

a)	The deductions booked on an accrual basis by Fusion and its Affiliates and Sublicensees under its Accounting Standards to calculate the recorded net sales from gross sales include, the following:

[***]

b)	With respect to the calculation of Net Sales:

[***]

With respect to sales or other dispositions of any Combination Product in any country, the Net Sales of the applicable Royalty-Bearing Product, for purposes of the Agreement, shall be calculated by [***].

1.43

“Non-Exclusive Product” means (a) 225Ac-(PSMA-antibody)-chelator, (b) 225Ac-(PSMA-minibody)-chelator and (c) [***]. For the avoidance of doubt, Non-Exclusive Product shall include any pharmaceutical product, composition or formulation comprising the compounds in the foregoing sentence.

1.44	“Party” has the meaning set forth in the Preamble of this Agreement.

1.45

“Phase I Clinical Trial” means, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(a) and subject to the general oversight of the FDA, or, with respect to a jurisdiction other than the United States, a similar clinical study subject to the general oversight of the applicable Regulatory Authority.

1.46

“Phase II Clinical Trial” means, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(b) and subject to the general oversight of the FDA, or, with respect to a jurisdiction other than the United States, a similar clinical study subject to the general oversight of the applicable Regulatory Authority.

1.47

“Phase III Clinical Trial” means, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(c) and subject to the general oversight of the FDA, or, with respect to a jurisdiction other than the United States, a similar clinical study subject to the general oversight of the applicable Regulatory Authority.

1.48

“Product” means 225Ac-PSMA-I&T. For the avoidance of doubt, (i) “225Ac-PSMA-I&T” means a compound comprising radionuclide 225Ac chelated with PSMA-I&T, and (ii) Product shall include any pharmaceutical product, composition or formulation comprising 225Ac-PSMA-I&T.

1.49	“PSMA-I&T” means the compound of formula

[***]

1.50	“PSMA-617” means the compound of formula

[***]

1.51	“PSMA-617 Field” means any use of PSMA-617.

1.52	“PTAB” has the meaning set forth in the Recitals to this Agreement.

1.53

“Regulatory Approval” means, with respect to any country or jurisdiction in the Territory, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to for the manufacture, use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of such product such country or jurisdiction.

1.54

“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for products or approvals for conducting clinical trials or manufacturing products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

1.55

“Regulatory Filings” means, with respect to a compound or a product, any submission to a Regulatory Authority of any appropriate regulatory application with respect to such compound or product, including any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, NDA or MAA or the corresponding application in any other country or group of countries with respect to such products.

1.56	“Royalty-Bearing Product” means, on a country-by-country basis, (a) a Product or (b) a Non-Exclusive Product, in each case (a)-(b), Covered by a Valid Claim in such country.

1.57	“Royalty Report” has the meaning set forth in Section 4.4a).

1.58

“Royalty Term” means on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, the period commencing with the First Commercial Sale of such Royalty-Bearing Product in such country until the expiration or termination of the last to expire Valid Claim of any Licensed Patent Covering such Royalty-Bearing Product in such country.

1.59

“Sublicensee” means an entity other than an Affiliate of Fusion to which Fusion (or its Affiliate) has granted sublicense rights under any of the rights granted by UH to Fusion under this Agreement. “Sublicense” shall be construed accordingly.

1.60

“Sublicense Income” means any payments that Fusion or an Affiliate receives from a Sublicensee in consideration of the sublicense of the rights granted to Fusion under Sections 3.1 and 3.2, including without limitation license fees, milestone payments, license maintenance fees, and other payments, solely to the extent that such consideration is attributable to the value of a sublicense under the Licensed Patent and excluding consideration that is attributable to the value of other intellectual property rights (sub)licensed by Licensee to such Sublicensee. Notwithstanding the foregoing, Sublicense Income shall specifically exclude [***].

1.61	“Term” has the meaning set forth in Section 8.1.

1.62	“Territory” means worldwide.

1.63	“Third Party” means any person or entity other than a Party or its Affiliates.

1.64	“Trademark” has the meaning set forth in Section 6.3.

1.65	“UH” has the meaning set forth in the Preamble of this Agreement.

1.66	“UH Indemnitee” has the meaning set forth in Section 11.2.

1.67	“USPTO” has the meaning set forth in the Recitals of this Agreement.

1.68	“Valid Claim” means:

1.68.1

with respect to the United States, a claim of an issued and unexpired Licensed Patent which has not been revoked, held unenforceable, unpatentable or invalid by an administrative agency, court or other governmental agency of a competent jurisdiction in a final and non-appealable decision (or decision unappealed within the time allowed for appeal), and which claim has not been admitted to be invalid or unenforceable through reissue, reexamination, disclaimer or otherwise; and

1.68.2

with respect to Germany, a claim (Schutzanspruch) of a registered and unexpired Licensed Patent (in the form of a utility model, Gebrauchsmuster) which has not been revoked, held unenforceable, unregister-able or invalid by an administrative agency, court or other governmental agency of a competent jurisdiction in a final and non-appealable decision (or decision unappealed within the time allowed for appeal), and which claim has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	Interpretation.

In this agreement unless otherwise specified:

a)	“includes” and “including” mean, respectively, includes without limitation and including without limitation;

b)	the word “or” is used in the inclusive sense commonly associated with the term “and/or”;

c)	the word “will” will be construed to have the same meaning and effect as the word “shall”;

d)	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision;

e)	Party includes its permitted assignees and the respective successors in title to substantially the whole of that part of its business or assets relating to this Agreement;

f)

a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

g)	words denoting the singular will include the plural and vice versa and words denoting any gender will include all genders;

h)

the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the Exhibits and attachments;

i)	the headings in this Agreement are for information only and will not be considered in the interpretation of this Agreement;

j)	general words will not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

k)	references to days means calendar days unless otherwise indicated; and

l)

the terms of this Agreement are the result of negotiations between the Parties, and this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party participated in the preparation of this Agreement.

3.	Intellectual property license.

3.1

Exclusive License Grant. Subject to the terms and conditions of this Agreement, Licensors hereby grant to Fusion and its Affiliates an exclusive, sub-licensable (pursuant to Section 3.3) license, under the Licensed Patents, to Develop, Manufacture, have Manufactured, make, have made, use, import, export, offer for sale, sell, have sold, Commercialize or otherwise fully exploit the Product in the Field in the Territory. Licensors retain the right, on behalf of itself and all other non-profit research institutions, to practice the Licensed Patents for any non-profit, academic, non-clinical research purpose, including collaborative research, but excluding research performed for a commercial sponsor.

3.2

Non-exclusive License Grant. Subject to the terms and conditions of this Agreement, Licensors hereby grant to Fusion and its Affiliates a non-exclusive license, under the Licensed Patents to Develop, Manufacture, have Manufactured, make, have made, use, import, export, offer for sale, sell, have sold, Commercialize or otherwise fully exploit the Non-Exclusive-Products in the Field in the Territory.

3.3	Sublicensing; Subcontracting.

a)

Fusion may sublicense the rights granted to it by Licensors under Section 3.1 of this Agreement at any time in its sole discretion through multiple tiers and without reference to the Licensors. Fusion may exercise its rights and perform its rights and obligations under this Agreement itself or through any of its Affiliates or Sublicensees.

b)

Fusion may subcontract to Third Parties the performance of tasks and obligations with respect to the Development, Manufacture and commercialization of the Product or Non-Exclusive-Products as Fusion deems appropriate in its sole discretion.

c)

Provided a Sublicensee is not in material breach of its sublicense, upon termination of this Agreement for any reason, Licensors shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms that Fusion previously granted to such Sublicensee; provided that such license rights and terms are no greater than the license rights and terms granted to Fusion hereunder.

3.4

No Additional Rights. Except as expressly provided herein, nothing in this Agreement shall be construed to confer any Party any other rights by implication, estoppel or otherwise as to any technology or patent rights of a Party or any other entity. For the avoidance of doubt, the Parties acknowledge and agree that no rights to PSMA-617 in the PSMA-617 Field in the Territory are conferred to Fusion under this Agreement.

3.5

The Parties acknowledge and agree that the rights granted under Sections 3.1 and 3.2 of this Agreement are granted in consideration of the submission of a joint request to terminate the IPR2023-00551 by filing a settlement agreement under 35 U.S.C. 317, which such settlement agreement is dated on the same date as the Effective Date. Licensors and Fusion shall take all the steps necessary to timely file the request for termination of the IPR2023-00551.

4.	Financial provisions.

4.1

Upfront Payment. Fusion shall pay to UH a one-time, non-refundable (except in accordance with the last sentence of this Section 4.1), non-creditable upfront payment of up to one million euro (EUR 1,000,000), payable as follows (a) five hundred thousand euro (EUR 500,000) within thirty (30) days after receipt by Fusion of an invoice therefor, which invoice shall be issued by UH no earlier than the Effective Date and (b) solely to the extent there is at least one (1) Valid Claim within the Licensed Patents as of the first (1st) anniversary of the Effective Date, five hundred thousand euro (EUR 500,000) within thirty (30) days after receipt by Fusion of an invoice therefor, which invoice shall be issued by UH no earlier than the first (1st) anniversary of the Effective Date. For clarity, the second installment of the upfront payment set forth in subsection (b) of the foregoing sentence shall not be payable to the extent there is not at least one (1) Valid Claim related to the Product within the Licensed Patents as of the first (1st) anniversary of the Effective Date.

4.2

Milestone payment: Upon receipt by Fusion, its Affiliate or Sublicensee of Regulatory Approval by the FDA of a Product that is a Royalty-Bearing Product in the United States at the time of receipt of such Regulatory Approval, Fusion shall pay to UH a one-time payment of seven hundred fifty thousand euro (EUR 750,000). Fusion shall notify UH within sixty (60) days of receipt of such Regulatory Approval and shall pay such milestone to UH within thirty (30) days after receipt by Fusion of an invoice for the same.

4.3

Royalties for Net Sales of Royalty-Bearing Products. On a country-by-country and Royalty-Bearing Product-by-Royalty-Bearing Product basis, during the Royalty Term for such Royalty-Bearing Product in such country, Fusion shall pay to UH (a) if such Royalty-Bearing Product is a Product, a royalty of [***] of annual Net Sales of such Royalty-Bearing Product in such country and (b) if such Royalty-Bearing Product is a Non-Exclusive Product, [***] of annual Net Sales of such Royalty-Bearing Product in such country. The Parties acknowledge that royalties under this Section 4.3 shall be determined on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis. If the Royalty-Bearing Product is Covered by more than one Valid Claim in a given country, multiple royalties shall not be due as a result of being so Covered.

4.4

Sublicense Income. Subject to the terms and conditions herein, Fusion shall pay to UH for each Sublicense a percentage of any Sublicense Income received by Fusion as set forth below in this Section 4.4. Fusion shall provide UH written notice within sixty (60) days of Fusion’s receipt of any Sublicense Income and shall remit payment of the applicable percentage of such Sublicense Income to UH within forty five (45) days after Fusion’s receipt of UH’s invoice for such payment.

Subject to the foregoing, the percentage of Sublicense Income payable to UHD hereunder shall be:

(a) [***] of Sublicense Income received by Fusion from a Sublicense entered into after initiation or during of a Phase I Clinical Trial of the Product and before a Phase II Clinical Trial of the Product; or

(b) [***] of Sublicense Income received by Fusion from a Sublicense entered into after initiation of or during a Phase II Clinical Trial of the Product and before a Phase III Clinical Trial of the Product; or

(c) [***] of Sublicense Income received by Fusion from a Sublicense entered into after initiation of or during a Phase III Clinical Trial of the Product.

In the event any Sublicense includes a grant or other transfer of rights with respect to any Licensed Patents along with a grant of rights or obligations under patent rights or know-how that are owned by Fusion or any of its Affiliates or granted to Fusion or any of its Affiliates by a Third Party, then Fusion shall be entitled to determine in good faith and on a reasonable basis the allocation of the relative value to be attributed to the grant or other transfer of rights with respect to the Licensed Patents versus the relative value attributed to the grant or other transfer of rights or obligations under such other patent rights and know-how as part of the overall Sublicense. Together with its payment of the Sublicense Income, Fusion shall include information regarding such allocation and the justification therefor in reasonable detail.

Notwithstanding the foregoing, in no event shall the total cumulative amount of Sublicense Income payable to UH under this Agreement exceed five million euros (EUR 5,000,000). For clarity, once Fusion has paid to UH a total of five million euros (EUR 5,000,000) under this Section 4.4, no further amount of Sublicense Income will be paid or payable to UH under this Agreement.

4.5	Payment Terms.

a)

After the First Commercial Sale of a Royalty-Bearing Product in a country, Fusion shall, on March 1st of each Calendar Year, report to UH the payments due according to this Section 4 for the past Calendar Year (“Royalty Report”). Each Royalty Report should be placed on Fusion’s letterhead and submitted with royalty payments due for the applicable reporting period. After the First Commercial Sale on which royalties accrue, this Royalty Report shall be submitted even if no sales are reported. The form of the Royalty Report will be agreed to in good faith by the Parties and may contain the following on a Royalty-Bearing Product-by-Royalty-Bearing Product basis:

•	Royalty-Bearing Product Name (Product or Non-Exclusive-Product), Fusion

•	Date of First Commercial Sale

•	Seller Identity (i.e. Fusion, Affiliates, Sublicensee)

•	List price per unit

•	Units sold in reporting period

•	Total Gross Sales (brutto)

•	Deductions taken in accordance with Section 1.27(itemized)

•	Total Net Sales (netto)

•	Royalty rate and Royalty amount

•	Sublicense Income

b)

General Payment Term. Unless otherwise noted, all payments on any undisputed amounts in invoices issued based on the terms and conditions of this Agreement (other than those due under 4.1) shall be made within forty-five (45) days of Fusion’s receipt of the applicable invoice.

c)

Payment to UH. All payments from Fusion to UH shall be made by wire transfer in Euro (EUR) to the credit of such bank account as may be designated by UH in this Agreement or in writing to Fusion. Whenever calculations of Net Sales require conversion from any currency into Euros, Fusion shall convert such currency into Euros, using the exchange rate corresponding to the average, over the applicable period to which Net Sales relate, of the daily European Central Bank foreign exchange reference rate of the Euro against the currency of the country in which the applicable Net

Sales were made in accordance with Fusion’s Accounting Standards. Fusion shall bear any costs for all wire transfers made to UH under this Agreement, as applicable. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location.

d)

Sales Tax. All payments stated in Sections 4.1 through 4.4 are exclusive of sales tax (including any Value Added Tax or VAT). If any sales tax is due in relation to sums payable under this Agreement, Fusion shall pay such sales tax after an invoice (or other suitable statement) from UH seeking such sales tax.

e)

Late Payment. If Fusion fails to pay any payment for any undisputed amount under this Agreement by the date when such payment is due, then, without limiting any other right or remedy of Licensors, such late payment shall be paid together with interest thereon at an annual rate (but with interest accruing on a daily basis) of [***] (provided, that, such rate shall not exceed the rate permissible under Applicable Law).

f)	Withholding Tax.

(i)

In the event that payments to UH due hereunder are subject to withholding tax under Applicable Laws, including extra-territorial taxation, or if it is unclear whether the requirements of Applicable Laws, including extra-territorial taxation, are met, Fusion shall be authorized to deduct the applicable withholding tax from the payments and pay the applicable withholding tax to the relevant tax authority, so that only the correspondingly reduced amount of payments less withholding tax is paid out to UH. Fusion shall deliver to UH proof of the withholding tax payment.

(ii)

UH and Fusion shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including but not limited to the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by Applicable Law, a treaty relief based on a tax treaty will only be taken into account if UH submits an exemption certificate to Fusion in accordance with legal requirements at the time of the payment to UH.

(iii)

If no withholding tax deduction has been made on already rendered payments but tax authorities subsequently take the position that a withholding tax deduction should have been made, UH shall provide, at own expense, all reasonable support to Fusion to obtain relief or reduction of withholding under the Applicable Laws and tax treaties, including but not limited to the submission or issuance of requisite forms and information. All refund of withholding taxes granted by the competent tax authority and related interest shall be paid to Fusion. If a refund of withholding taxes is not possible, UH shall repay the corresponding amount to Fusion.

g)

Other Taxes. Other than as provided in this Section 4.5, each Party shall be responsible for its own taxes, including any tax, fee, assessment or other charge based on or measured by the capital or net income, or any other tax imposed by any jurisdiction.

4.6	Audit.

a)

Fusion shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including Net Sales and royalties. Fusion will keep such books and records for at least three (3) Calendar Years following the Calendar Year to which they pertain. UH may, upon written request and at its expense, subject to Section 4.6i), cause an internationally-recognized independent accounting firm (the “Auditor”), which is reasonably acceptable to Fusion and subject to obligations of confidentiality, to inspect the relevant records of Fusion and its Affiliates to verify the Net Sales and royalties payable by Fusion and the related reports, statements and books of accounts, as applicable.

b)

Before beginning its audit, the Auditor shall execute an agreement acceptable to Fusion by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to UH only its conclusions regarding any payments owed under this Agreement. Fusion and its Affiliates shall make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from UH (no less than ten (10) Business Days’ notice).

c)

The records shall be reviewed solely to verify the accuracy of Fusion ’s Net Sales and royalty payments. Such inspection right shall not be exercised more than once in any Calendar Year and not more frequently than once with respect to records covering any specific period of time.

d)	In addition, UH shall only be entitled to audit the books and records of Fusion from the three (3) Calendar Years prior to the Calendar Year in which the audit request is made.

e)

UH agrees to hold all information received and all information learned in the course of any audit or inspection in accordance with Article 7. UH and its Auditor shall agree that all information concerning such payments and reports will be Confidential Information of Fusion.

f)

The Auditor shall provide its audit report and basis for any determination to UH and Fusion at the same time, provided that at least ten (10) Business Days before, the Auditor shall provide its draft audit report and basis for any determination to Fusion to verify the exclusion of any confidential information and to allow for reasonable review and provision of comments. Fusion shall have the right to request a further determination by such Auditor as to matters which Fusion disputes within thirty (30) days following receipt of such audit report by UH and Fusion.

g)

Fusion will provide UH and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within thirty (30) days after the dispute notice is provided, which determination shall be limited to the disputed matters.

h)	Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 13.5.

i)

In the event that the final result of the audit reveals an undisputed underpayment or overpayment by Fusion, the underpaid or overpaid amount shall be settled promptly. UH shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder provided that, if the final result of the audit reveals an underpayment of more than [***] of the royalty payments due for the applicable audit period, the fees and expenses charged by the Auditor shall be paid by Fusion.

5.	Development and Commercialization.

5.1

Development. In accordance with the terms of this Agreement, as between the Parties, Fusion has sole right to Develop a Product and to conduct (at its sole discretion and either itself or through its Affiliates, agents, Sublicensees or subcontractors) all activities, including clinical trials, that Fusion believes appropriate to obtain Regulatory Approval for a Product in the Field in the Territory.

5.2

Commercialization. Subject to the terms and conditions of this Agreement, Fusion has sole right to Commercialize a Product in the Territory itself or through its Affiliates, Sublicensees or one or more Third Parties selected by Fusion.[1]

5.3	Diligence obligations.

Fusion shall be obliged, through itself or through its Sublicensees and its or their Affiliates, to use its Commercially Reasonable Efforts to (a) Develop at least one (1) Royalty-Bearing Product that is a Product to clinical practice by pursuing Regulatory Approval in the United States; (b) Develop at least one (1) Product in at least one of the Member States of the European Union (“EU”); and (c) Commercialize such Royalty-Bearing Product in the United States and at least one of the Member States of the EU following receipt of Regulatory Approval in such country or the EU. Fusion shall have the burden of proof to show that it has complied with its diligence obligation pursuant to this Section 5.3. By March 1st of each Calendar Year, Fusion will submit a written annual report to UH covering the preceding Calendar Year. The report will describe the Development by informing about the following facts and figures:

•	General description of progress of Development of a Royalty-Bearing Product by Fusion, its Affiliates or Sublicensees.

•	Notice of all Regulatory Filings and/or Regulatory Approvals regarding any Royalty-Bearing Product that is a Product or Non-Exclusive Product.

•	Identification of all current Affiliates and Sublicensee(s)

•	Milestones achieved by Fusion and Sublicensee

•	Whether Regulatory Approval in the US is expected to be achieved in the following Calendar Year by Fusion, its Affiliates or Sublicensees

•	Description of development and/or commercialization efforts in the EU

6.	Intellectual property.

6.1

Patent Prosecution; Maintenance; Costs. Licensors shall diligently prosecute and maintain the Licensed Patents. Licensors shall bear all costs and expenses of filing, prosecuting and maintaining the Licensed Patents. EURATOM/UH shall (i) instruct its patent counsel to furnish Fusion with copies of all correspondence relating to the Licensed Patents from the USPTO and any other patent office, as well as copies of all proposed responses to such correspondence in time for Fusion to review and comment on such responses; (ii) give Fusion an opportunity to review the text of each patent application before filing, including using external patent counsel retained by Fusion as applicable, at Fusion’s own expense; (iii) consult with Fusion with respect thereto; (iv) supply Fusion with a copy of the application as filed, together with the notice of its filing date and serial number; and (v) upon Fusion’s written request, keep Fusion advised of the status of active patent filings under the Licensed Patents. If EURATOM/UH elects not to (A) pursue the filing, prosecution, maintenance or defense of any patent or patent application within the Licensed Patents in a particular country, or (B) take any other action with respect to any patent or patent application within the Licensed Patents in a particular country that is necessary or useful to establish or preserve rights thereto, then in each such case, EURATOM/UH will so notify Fusion promptly in writing and in reasonable time to enable Fusion to meet any deadlines by which an action must be taken to establish or preserve any such rights in such patent or patent application within the Licensed Patents, as applicable, in such country. Upon receipt of each such notice by EURATOM/UH or if, at any time, EURATOM/UH fails to initiate any such action after a request by Fusion that it do so (and thereafter use reasonable efforts to timely pursue such action), Fusion has the right, but not the obligation, to pursue the filing or support the continued prosecution, maintenance or defense of such patent or patent application within Licensed Patents at UH’s expense in such country. If Fusion elects to pursue such filing or continue such support, then Fusion will notify EURATOM/UH of such election.

6.2	Enforcement and Defense; Notice.

a)

Each Party will promptly notify the other Parties of any infringement, misappropriation, or other violation by a Third Party of any of the Licensed Patents in the Field in the Territory of which it becomes aware, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any request for declaratory judgment, opposition, nullity action, interference, inter-partes reexamination, inter-partes review, post-grant review, derivation proceeding, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents (collectively, “Defense/Enforcement”).

b)

Licensors will have the first right but not the obligation to, as the case may be, attempt to resolve any infringement or claim, including by filing an infringement suit, defending against such claim or taking other similar action, with respect to the Licensed Patents (each, an “Action”). Licensor shall bear all costs and expenses of bringing an Action in regard to the Licensed Patents. Fusion Pharmaceutical shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, at its own expense. Should Licensors take any Action with respect to any Defense/Enforcement, Licensors shall keep Fusion reasonably informed of the progress of such Action and shall give Fusion a reasonable opportunity in advance to consult with Licensors and offer its views about major decisions affecting such Action. The expenses of such Action, including any expenses of Licensors incurred in conjunction with the prosecution of such Action or the settlement thereof, shall be paid for entirely by Licensors and Licensors shall hold Fusion free, clear and harmless from and against any and all costs of such Action. Licensors will be entitled to retain all damages recovered in taking any Action. Licensors shall consult Fusionon any compromise or settlement of any Action instituted by Licensors. Notwithstanding anything in this Section 6.2b) to the contrary, if, within ninety (90) days following the date a Party notifies the other Parties of any Defense/Enforcement, Licensors have not commenced any Action with respect to such Defense/Enforcement, Fusion may institute an Action with respect to such Defense/Enforcement, including, for clarity, stepping into the defense of any claim alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents upon written approval of Licensors. If a court determines that a Licensor is a necessary party under Applicable Law to establish standing for the initiation or maintenance of an Action by Fusion under this Section 6.2b), each Licensor agrees to join, at such Licensor’s cost and expense, as a co-plaintiff or co-defendant in the Action and each Licensor shall have the right to be represented by external counsel of its choosing, it being understood that Fusion shall control such

Action. Should Fusion elect to commence an Action with respect to Defense/Enforcement in accordance with this Section 6.2(b)Fusion shall keep Licensors reasonably informed of the progress of such Action and shall give Licensors a reasonable opportunity in advance to consult with Fusion and offer its views about major decisions affecting the Action. The expenses of such Action that Fusion elects to bring, including any expenses of Fusion incurred in conjunction with the prosecution of such Action or the settlement thereof, shall be paid for entirely by Fusion. To the extent Fusion still holds an exclusive license respecting the subject matter of the Defense/Enforcement in the applicable Territory, Fusion and Licensors shall jointly agree on any compromise or settlement of any Action instituted by Fusion.

In the event that a Third Party, during the Royalty Term, initiates a challenge of the validity of one or more claims of the Licensed Patents, the accrual of royalty payment obligations under Section 4.3 will be suspended until such challenge is resolved.

6.3

Trademarks. Fusion shall have the right to brand any Product or Non-Exclusive Product using Fusion-related trademarks and any other trademarks or trade names it determines appropriate for such Product or Non-Exclusive Product, which may vary by country or within a country (“Trademarks”). Fusion shall own all rights in the Trademarks and can register or maintain the Trademarks in the countries and regions it solely determines reasonably necessary.

6.4

Fusion warrants not to challenge the validity of the Licensed Patents and not to file an action for this purpose or support any Third Party in any such action against any of the Licensed Patents. In addition, [***] court and attorney’s fees of Licensors for all instances of any revocation action filed by Fusion Pharmaceuticals, its Affiliates or Sublicensees, or [***] if a combined infringement and revocation action is filed, shall be paid by Fusion Pharmaceuticals regardless of the result of the case and irrespective of a cost decision by the court.

7.	Confidentiality.

7.1

General Confidentiality Obligations. Each Party agrees that, for the Term and for five (5) years thereafter such Party shall, and shall ensure that its and its Affiliates’ and Sublicensees’ officers, directors, employees and agents shall keep completely confidential and not publish or otherwise disclose and not use for any purpose except for the purposes of performing its obligations or exercising its rights as permitted hereunder any Confidential Information disclosed to it by or on behalf of another Party pursuant to this Agreement.

7.2

Exceptions. The foregoing obligations under Section 7.1 above shall not apply to any Confidential Information disclosed by a Party hereunder to the extent that the Recipient Party can demonstrate that such Confidential Information:

7.2.1	was already known to the Recipient Party or its Affiliates or its Sublicensees, other than under an obligation of confidentiality, at the time of disclosure;

7.2.2	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Recipient Party;

7.2.3

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Recipient Party, its Affiliates or its Sublicensees in breach of this Agreement;

7.2.4

was subsequently lawfully disclosed to the Receiving Party or its Affiliates or its Sublicensees by a Third Party without an obligation of confidentiality other than in contravention of a confidentiality obligation of such Third Party to the Disclosing Party; or

7.2.5	was developed or discovered by employees or agents of the Recipient Party or its Affiliates without use of, reference to or reliance upon the Confidential Information of the Disclosing Party.

7.3

Permitted Disclosures. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows: (a) under appropriate confidentiality provisions similar to those in this Agreement, in connection with the performance of its obligations or exercise of rights granted or reserved in this Agreement (including the rights to Develop, Manufacture and Commercialize Products or Non-Exclusive-Products); (b) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation, complying with applicable governmental regulations, seeking and obtaining regulatory approval, conducting non-clinical activities or clinical trials, preparing and submitting regulatory documentation to Regulatory Authorities, or is otherwise required by Applicable Law or the rules of a recognized stock exchange or automated quotation system applicable to such Party, including the United States Securities and Exchange Commission or equivalent foreign agency or regulatory body; provided, however, that if a Receiving Party is required by Applicable Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure requirement and, if requested by the Disclosing Party, cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information required to be disclosed; or (c) as it relates to Fusion, in communication with existing or bona fide prospective investors, underwriters, lenders or other financing sources, consultants, advisors, acquirers, licensees, sublicensees, or collaborators, and the employees, officers, directors, agents, consultants and advisors of any such Third Party and under obligations of confidentiality and non-use substantially equivalent to those of this Agreement, including (except for the term of such obligations, which shall be customary for the particular disclosure) or (d) to the extent mutually agreed to in writing by the Parties.

7.4

Court-ordered disclosure. The foregoing obligations under Section 7.1 above will also not apply to the extent that Recipient Party is required, by law and/or by order of a court of competent jurisdiction, and as evidenced by the Receiving Party’s written records, to disclose the Confidential Information received from the Disclosing Party, or any part(s) thereof, to said court of competent jurisdiction; provided that the Recipient Party will inform the Disclosing Party with prompt notice of such request(s) so that the Disclosing Party may seek an appropriate protective order and/or waive the Recipient Party’s compliance with the provisions of this Agreement.

7.5

Return of Confidential Information. Upon early termination of this Agreement for any reason or a Party’s earlier written request, each Party and its Affiliates shall immediately return to the applicable Party or destroy any Confidential Information disclosed by the other Parties or any of its Affiliates, except for one (1) copy which may be retained in its confidential files for archive or compliance purposes. Notwithstanding the foregoing, no Party shall be required to destroy and any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures. All Confidential Information so retained shall continue to be subject to the terms and conditions of this Agreement for the period set forth in Section 7.1.

8.	Term and Termination.

8.1

Agreement Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 8, shall continue in full force and effect until it expires as follows (a) on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, until expiration of the applicable Royalty Term in such country with respect to such Royalty-Bearing Product and (b) in its entirety, upon the expiration of the last Royalty Term for all Royalty-Bearing Products. Upon the expiration of the Royalty Term, on a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country basis, the licenses granted to Fusion under Sections 3.1 and 3.2 shall become unrestricted, fully-paid, royalty-free, perpetual and irrevocable in their entirety.

8.2

Termination by Fusion for Convenience. Fusion may terminate this Agreement for convenience at any time in its entirety or on a Royalty-Bearing Product-by-Royalty-Bearing Product or country-by-country basis on at least ninety (90) days written notice to UH.

8.3

Termination for Breach. If Fusion or either or both Licensors is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within ninety (90) days after the breaching Party’s receipt of such notice, the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, however, that if such breach is capable of being cured but cannot be cured within such ninety (90) day period and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable under the circumstances to cure such breach. Any termination by any Party under this Section 8.3 and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.

8.4	A material breach in this respect occurs, in particular but not limited to, if:

•	there is a substantial breach of this agreement, in particular a breach of the payment obligations under Section 4;

•

one Party commits of substantial non-performance or substantial neglect of duties under this Agreement, in particular the obligations under Sections 4.6 a) (Royalty Report) and 5.3 (Development Report)

•	one Party goes into liquidation or becomes bankrupt, or any equivalent situations,

•	one Party challenges the validity of the Licensed Patents or files an action for this purpose or supports any Third Party in any such action against any of the Licensed Patents

9.	Effect of Termination.

9.1

Termination by Licensors for Breach, or by Fusion for Convenience. Upon termination of this Agreement by Licensors pursuant to Section 8.3 or by Fusion pursuant to Section 8.2, the licenses granted to Fusion under Sections 3.1 and 3.2 will terminate.

9.2

Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing before such expiration or termination, and the provisions of Articles 7 (Confidentiality) and 9 (Effect of Termination) shall survive the expiration or termination of the Agreement. In addition, the following Article 11 and Section 13.7 shall survive the termination or expiration of this Agreement as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement.

9.3

Termination Not Sole Remedy. For the avoidance of doubt, termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

9.4

Disposition of Products on Hand. Upon termination of this Agreement in its entirety, Fusion, its Affiliates or Sublicensees, may sell or have sold all previously made or partially made Product within a period of one hundred and eighty (180) days of the effective date of such termination; provided that the sale of such Products by Fusion or its Affiliates or Sublicensees shall be subject to the terms and conditions of this Agreement, including, but not limited to, the rendering of reports and payment of royalties required under this Agreement.

10.	Representations, Warranties, and Covenants.

10.1	Representations and Warranties by Each Party. Each Party represents and warrants to the other Parties, as of the Effective Date, that:

a)	it is a corporation or other entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation;

b)

it has full power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

c)	this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms; and

d)

the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation and performance by it of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) conflict with or result in a breach of any agreement to which it is a party or its constituent documents; (iii) violate any Applicable Law; or (iv) conflict with or violate any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

10.2	Representations and Warranties of Licensors. Licensors represent and warrant to Fusion, as of the Effective Date, that:

a)

except as set forth on Schedule 10.2 and other than the IPR2023-00551, Licensors nor any of its Affiliates has received any claim or demand asserted by any entity in writing that challenges the rights of Licensors to own or use any Licensed Patents;

b)

all Licensed Patents have been filed and prosecuted in good faith in the patent offices in accordance with Applicable Laws and all applicable fees have been paid on or before the due date for payment, and all issued Licensed Patents are valid and enforceable;

c)

except as set forth on Schedule 10.2 and other than the IPR2023-00551, there are no claims, judgments or settlements against or owed by Licensors or any of its Affiliates, nor any pending reissue, reexamination, interference, opposition or similar proceedings, with respect to the Licensed Patents and Licensors nor any Affiliates has received written notice as of the Effective Date of any threatened claims or litigation or any reissue, reexamination, interference, opposition or similar proceedings seeking to invalidate or otherwise challenge the Licensed Patents;

d)

to the knowledge of Licensors, the use and exploitation of Licensed Patents in the as used by Licensors or contemplated by this Agreement does not infringe any Patent Rights or misappropriate or otherwise violate any Know-How of any Third Party;

e)

except as set forth on Schedule 10.2 and other than the IPR2023-00551, there are no claims, judgments or settlements, and, to the knowledge of Licensors, no pending or threatened claims, including any claim of infringement of the Patent Rights or misappropriation of the Know-How of any Third Party, in each case, against Licensors or any of its Affiliates in connection with the use or possession of any Licensed Patents;

f)	Licensors nor any of its Affiliates are aware of any infringement or misappropriation of any Licensed Patents by any Third Party;

g)

Licensors are the sole and exclusive owner of all of the Licensed Patents free from liens, security interests, pledge, ownership interest of any Third Party or other encumbrances and is listed in the records of the appropriate governmental agencies as the sole and exclusive owner of record for each registration, grant and application included in the Licensed Patents;

h)

all of its employees, officers, and consultants have executed agreements or have existing obligations under Applicable Laws requiring assignment to each Licensor of all inventions made during the course of and as the result of their association with such Licensor and obligating all such individuals to maintain as confidential such Licensor’s information as well as confidential information of other parties (including Fusion and its Affiliates) which such individual may receive, to the extent required to support such Licensor’s obligations under this Agreement and such Licensor has not received any written communication challenging such Licensor’s ownership or right to the Licensed Patents;

i)	Licensors have the right to grant to Fusion the licenses under the Licensed Patents that it purports to grant hereunder;

j)	to Licensors’ knowledge, neither Licensor has committed any act, or omitted to commit any act, that may cause the Licensed Patents to expire prematurely or be declared invalid or unenforceable;

k)

Licensors have not granted any Third Party rights that would interfere or be inconsistent with Fusion’s rights hereunder, and there are no agreements or arrangements to which Licensor or any of its Affiliates is a party relating to the Products or Licensed Patents that would limit the rights granted to Fusion under this Agreement or that restrict or will result in a restriction on Fusion’s ability to Develop, Manufacture, import, offer for sale, sell, have sold, or otherwise Commercialize Products or Non-Exclusive Products.

10.3	Covenants of Licensor. Licensors covenant and agree that:

it will not grant any interest in the Licensed Patents to any Third Party that is inconsistent with the terms and conditions of this Agreement,

10.4

No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 10, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF FUSION OR LICENSORS; AND (B) ALL OTHER CONDITIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

11.	Indemnification; liability; insurance.

11.1

Indemnification by Licensors. Licensors shall defend, indemnify and hold harmless Fusion, its Affiliates, directors, employees and agents (the “Fusion Indemnitees”) from and against any and all Losses arising or resulting from any Claims to the extent such Losses arise or result from:

a)	the breach of any of the obligations, representations or warranties made by Licensors to Fusion under this Agreement;

b)	actions by or on behalf of Licensors and its respective employees and agents in connection with the Development of the Licensed Patents prior to the Effective Date; or

c)	the gross negligence or willful misconduct of Licensors;

provided, however, that a Licensor shall not be obliged to so indemnify, defend and hold harmless Fusion Indemnitees for any Losses for which Fusion has an obligation to indemnify such Licensor’s Indemnitees pursuant to Section 11.2 or to the extent that such Losses arise from the breach, gross negligence or willful misconduct of Fusion or Fusion Indemnitees.

11.2

Indemnification by Fusion. Fusion shall defend, indemnify, and hold harmless EURATOM and/or UH (as applicable), its Affiliates, directors, employees, and agents (separately, the “EURATOM Indemnitees” or the “UH Indemnitees”, together the “Licensors Indemnitees”) from and against any and all Losses arising or resulting from any Claims to the extent such Losses arise or result from:

a)	the breach of any of the obligations, covenants, warranties, or representations made by Fusion to Licensors under this Agreement;

b)

actions by or on behalf of Fusion, its Affiliates, Sublicensees and their respective employees and agents in connection with the research, Development, use, Manufacture and Commercialization of a Product after the Effective Date; or

c)	the gross negligence or willful misconduct of Fusion or any of its Affiliates or Sublicensees;

provided, however, that Fusion shall not be obliged to so indemnify, defend and hold harmless the EURATOM Indemnitees or UH Indemnitees for any Losses for which EURATOM or UH, respectively, has an obligation to indemnify Fusion Indemnitees pursuant to Section 11.1 or to the extent that such Losses arise from the breach, gross negligence or willful misconduct of EURATOM Indemnitees or the UH Indemnitees, respectively.

11.3

Indemnification Procedure. A Party seeking indemnification under this Article 11 (“Indemnified Party”) shall give prompt written notification to the other Party(ies) (“Indemnifying Party”) of the Claim for which indemnification may be sought (it being understood and agreed, however, that the failure by a Party to give notice of such claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party(ies) is actually prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the other Party, assume control of the defense of such claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Parties advised of the status of such claim and the defense thereof and shall consider recommendations made by the other Parties with respect thereto. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of such Claim at the Indemnifying Party’s expense. In particular, the Indemnified Party shall furnish such records, information and testimony, provide witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as are necessary and as may be reasonably requested by the Indemnifying Party in connection therewith. The Indemnifying Party shall not agree to any settlement of such claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

11.4

Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 11. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

11.5

Special, Indirect and Other Losses. EXCEPT FOR A PARTY’S BREACH OF ARTICLES 7 (confidentiality) OR 8 (term and termination) OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NO PARTY NOR ANY OF SUCH PARTY’S AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY ECONOMIC LOSS OR LOSS OF PROFITS SUFFERED BY THE OTHER PARTIES.

11.6	No Exclusion. Notwithstanding anything herein to the contrary, no Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.

12.	Publications and Publicity.

12.1	Publications.

a)

Any proposed public disclosure (whether written, electronic, oral or otherwise) by either Licensor relating to a Product shall require the prior written consent of Fusion; provided, that the foregoing shall not apply to information which is in not deemed Confidential Information or falls within a permitted disclosure of Confidential Information in Article 7.

b)

For the avoidance of doubt, Fusion or any of its Affiliates or Sublicensees may, without any required consents from Licensors (i) issue press releases and other public statements as it deems appropriate in connection with the Development, Manufacture, or Commercialization of Products or Non-Exclusive-Products under this Agreement; and (ii) publish or have published information about clinical trials related to Products or Non-Exclusive-Products, including the results of such clinical trials.

12.2	Publicity.

a)

Subject to Section 12.2c), no Party shall use the name, symbol, trademark, trade name or logo of another Party or any of its Affiliates in any press release, publication or other form of public disclosure without the prior written consent of the other applicable Party (such consent not to be unreasonably withheld or delayed), except for those disclosures for which consent has already been obtained. Notwithstanding the foregoing, Fusion shall be entitled to use the names of Licensors to the extent necessary or useful in connection with the Development, Manufacture or Commercialization of Products or Non-Exclusive Products, including in connection with sublicensing and subcontracting transactions.

b)

Subject to Section 12.2c), each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms of this Agreement or any information relating to this Agreement without the prior written consent of the applicable Party; provided, however, that Fusion may issue press releases and other public statements, whether oral or written, as it deems appropriate in connection with the Development and Commercialization of Products under this Agreement, including in connection with sublicensing and subcontracting transactions.

c)

Notwithstanding the foregoing in this Section 12.2, each Party may make any disclosures required of it to comply with any duty of disclosure it may have pursuant to Applicable Law or governmental regulation or pursuant to the rules of any recognized stock exchange, including the PTAB. In the event of a disclosure of a copy of this Agreement required by Applicable Law, governmental regulation or the rules of any recognized stock exchange, the Parties shall coordinate amongst themselves with respect to the timing, form and content of such required disclosure. If so requested by a Party, the Party subject to such obligation shall use commercially reasonable efforts to obtain an order protecting to the maximum extent possible the confidentiality of such provisions of this Agreement as reasonably requested by the non-disclosing Parties, including having this Agreement being filed under confidential seal with the PTAB. If the Parties are unable to agree on the form or content of any required disclosure, such disclosure shall be limited to the minimum required as determined by the disclosing Party in consultation with its legal counsel. Without limiting the foregoing, each Party shall consult with the other Parties on the provisions of this Agreement, together with the Exhibits, Schedules, Appendices or other attachments attached hereto, to be redacted in any filings made by Licensors or Fusion with the Securities and Exchange Commission (or other regulatory body) or as otherwise required by Applicable Law.

13.	General Provisions.

13.1

Assignment. No Party may assign its rights and obligations under this Agreement without the other Parties’ prior written consent, except that any Party may without such consent (i) assign its rights or obligations under this Agreement or any part hereof to one or more of its Affiliates; or (ii) assign this Agreement in its entirety in connection with the sale of all or substantially all of its business or assets to which this Agreement relates, or all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation of such Party with or into such corporation or entity. Any permitted assignee will assume all obligations of its assignor under this Agreement. Any attempted assignment in contravention of the foregoing will be void. Subject to the terms of this Agreement, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors, heirs and permitted assignees.

13.2

Extension to Affiliates. Fusion will have the right to extend the rights, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and conditions of this Agreement will apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms apply to Fusion. Fusion will remain primarily liable for any acts or omissions of its Affiliates.

13.3

Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any particular term of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term by the other Parties. No waiver will be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

13.4

Severability. The provisions of this Agreement shall be deemed severable. Therefore, should any part or provision of this Agreement be held unenforceable, invalid or illegal, the validity of the remaining part or provisions shall not be affected by such holdings. In such case, the Parties shall agree without delay on a valid substitute term which shall approximate as closely as possible the purpose of the invalid or unenforceable term.

13.5

Force Majeure. If any Party is prevented from performing its obligations under this Agreement as a result of any contingency beyond its reasonable control and without its negligence or fault, including any actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, national industry strikes, lockouts, sabotage, shortages in supplies, energy shortages, epidemic, pandemic, fire floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, the Party so affected will not be responsible to the other Parties for any delay or failure of performance of its obligations hereunder for so long as force majeure prevents such performance. In the event of force majeure, the affected Party will give prompt written notice to the other Parties specifying the force majeure event complained of, and will use Commercially Reasonable Efforts to cure such failure or omission as soon as is practicable after the occurrence of the force majeure event.

13.6

Relationship of the Parties. The Parties understand and agree that the relationship between the Parties described in this Agreement is limited to the activities, rights and obligations as set forth in this Agreement. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Licensors and Fusion, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit another.

13.7

Notices. All notices, consents, waivers, and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand, (b) when received by the addressee, if sent by an internationally recognized overnight delivery service (receipt requested) or (c) by email, receipt confirmed and followed by notice as described in clause (a) or (b), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice):

If to UH:

Heidelberg University

Seminarstr. 2,

69120 Heidelberg

Germany

Attn: [***]

Email: [***]

With a copy to: [***]

If to EURATOM:

European Commission

Joint Research Centre (EURATOM)

Unit A4 Legal Affairs and Central IP Service—Secretariat

CDMA—05/195

Champ de Mars, 21

B-1050 Brussels/Belgium

[***]

By Post:

European Commission

Joint Research Centre (EURATOM)

Unit A4 Legal Affairs and Central IP Service—Secretariat

CDMA—05/195

Champ de Mars, 21

BE-1049 Brussels/Belgium

[***]

If to Fusion:

Fusion Pharmaceuticals Inc.

270 Longwood Road South

Hamilton, ON, Canada L8P 0A6

Attn: [***]

Email: [***]

with a copy to: [***]

13.8

Further Assurances. Fusion and Licensors hereby covenant and agree, without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement.

13.9

Compliance with Applicable Laws. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Law.

13.10

No Third Party Beneficiary Rights. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

13.11

Expenses. Except as otherwise expressly provided in this Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this Agreement.

13.12

Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

13.13

Entire Agreement and Amendments. This Agreement and the Settlement Agreement, together with its Exhibits, Schedules, Appendices and other attachments attached hereto, sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

13.14

Choice of Law and Venue. This Agreement and any and all disputes arising out of, or related to this Agreement or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be governed by, and interpreted in accordance with the laws of Germany, without regard to its conflict of laws principles, excluding the United Nations Convention on Contracts for the

International Sale of Goods (CISG), provided that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. All proceedings, and in particular submissions to the court shall be made in the English language. Any dispute arising under or relating to this Agreement shall be subject to the exclusive jurisdiction of the federal and state courts having jurisdiction in Berlin, Germany, provided, that, any dispute arising from this Agreement relating to any Patent Right may be determined in a court of competent jurisdiction in the country in which the patent is applied for or granted and, in each case, each Party consents and agrees to the personal jurisdiction of any such court with subject matter jurisdiction in any action arising from such dispute.

13.15

Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe Portable Document Format (.pdf) sent by electronic mail shall be deemed to be original signatures. In addition, facsimile or .pdf signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or .pdf signature by any Party will constitute due execution and delivery of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

FUSION PHARMACEUTICALS INC.		Universität Heidelberg

By:	/s/ John Valliant	By:	/s/ Susanne Geiselhart
Name:	John Valliant	Name:	Susanne Geiselhart
Title:	Chief Executive Officer	Title: Head of Department, Research Division, Ruprecht-Karls-University Heidelberg

EURATOM

By:	/s/ Stephen Paul James Quest
Name:	Stephen Paul James Quest
Title:	Authorized Signatory

Schedule 10.2

None